Exhibit 99.1

NEWS RELEASE

JONES SODA CHAIRMAN AND CEO PETER VAN STOLK TO STEP DOWN AT YEAR-END

December 4, 2007	Trading Symbol:	NASDAQ:	JSDA
		TSX-V:	JSD

CONTACT:	Hassan Natha	Chad Jacobs
	(206) 624-3357	(203) 682-8200

SEATTLE, Wash. — Jones Soda Co. today announced that Peter van Stolk will step down from his position as chairman of the board of directors and as chief executive officer at the end of the year. He will remain on as a member of the board of directors. Board members Scott Bedbury and Steve Jones will take on the interim positions of chairman and CEO respectively while the company conducts a search for a new CEO.

“As I stated earlier this year, I planned to step down at the end of 2007,” said van Stolk. “I’ve worked hard this past year to lay the foundation for future growth with an increased product line and national distribution at the retail level. Recruiting a strong and seasoned CEO is the next step in that process, and utilizing the experience of Scott and Steve in that effort will help ensure a successful outcome. During the up coming weeks, I will be focused on the transition and look forward to working with the board to continue to grow the company to bring it to its full potential.”

“It has been a true honor being so intimately involved with such a special Company like Jones Soda,” said van Stolk. “Over the past 11 years the Company has grown from a small niche player in the beverage industry into a leading brand with national recognition and powerful portfolio of products. Jones Soda’s success to-date is directly related to the dedication and commitment of its employees and I have been privileged to have worked with an incredible group of extremely talented and passionate people. I’m confident that the company is in excellent leadership hands with Scott and Steve until a new CEO is appointed and I look forward to remaining involved as a board member.”

“Peter has established himself as one of the most successful visionaries and innovators in the beverage business,” Bedbury said. “We are fortunate to have him continue as a member of the board of directors and to help us build shareholder value well into the future.”

Steve Jones spent 17 years with The Coca-Cola Company serving most recently as the corporation’s chief marketing officer and CEO of The Minute Maid Company. Previously Steve had two international operating leadership assignments, first in Great Britain and then as head of Coca-Cola Japan, which is regarded to have one of the most diverse product portfolio and innovative product development approaches in the industry. Jones’ career includes numerous progressive brand management roles in Canada and the U.S., including being brand manager of diet Coke during the brand’s early development stage. As Chief Marketing Officer, Steve was instrumental in reshaping Coke’s contemporary brand relevance around the globe and developing and introducing a strategy to broaden the company’s portfolio that led to the launch of several new products in key markets around the world.

“Steve has been a tremendous asset to our board and brings a wealth of operating, marketing and brand management to the CEO position at a key period for the company,” said Bedbury. “Moving from a niche player to a mainstream brand is a challenging time for any company. I’ve been a part of that process for both Nike and Starbucks, and am confident that Jones Soda will become a highly successful and profitable global brand.”

Scott Bedbury is currently CEO of Brandstream, Inc. an independent brand development consultancy he founded in 1998. Shortly after joining Nike in 1987 Bedbury launched the “Just Do It” campaign, helping take what had been a narrowly positioned brand to number one worldwide. Bedbury joined Starbucks in 1995 as senior vice president of Marketing and Brand Development and oversaw the repositioning of Starbucks as a comfortable, convenient and welcome “third place” between home and work. Bedbury worked closely with CEO Howard Schultz to navigate Starbucks’s growth from several hundred stores to several thousand in three years, and to open its first overseas markets. Bedbury is also the author of “A New Brand World,” published by Viking Press.

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its products and sells them through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

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This press release contains forward-looking statements concerning the company’s strategies, expectations, future activities and other future events or conditions and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the company’s actual results of operations. These statements by the company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.